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                                                                    Exhibit 23.1


                      Consent of PricewaterhouseCoopers LLP

We consent to incorporation by reference in the pre-effective amendment to the Registration Statement (Form S-4), of our report dated January 15, 1998, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the 1997 Annual Report on Form 10-K of FirstMerit Corporation, as amended by Form 10-K/A filed on April 30, 1998. We also consent to the reference to our firm under the caption "Experts."


/s/ PricewaterhouseCoopers LLP

Akron, Ohio
October 16, 1998